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                                                                   Exhibit 10.77

                               SURRENDER OF LEASE

         AGREEMENT, made as of October 21st, 2005 between MACK-CALI SO. WEST REALTY ASSOCIATES L.L.C., a New York limited liability company, having its principal place of business at 100 Clearbrook Road, Elmsford, New York 10523 ("Owner"), and OPTICARE ACQUISITION CORP., a corporation, having an office at 4 Executive Plaza, Yonkers, New York ("Tenant").

                              W I T N E S S E T H
                              - - - - - - - - - -

         WHEREAS, Owner and Tenant's predecessor-in interest, Wise Optical Vision Group, Inc. f/k/a Wise/Contact US Optical Corporation, entered into a written Lease Agreement dated August 11, 2000, as amended by commencement date letter dated February 26, 2002, First Amendment dated August 1, 2001, and commencement date letter dated January 21, 2002 (collectively the "Lease"), whereby Owner currently leases to Tenant approximately 27,725 square feet in the building known as 4 Executive Plaza, Yonkers, New York, for a term which currently expires on September 30, 2011; and

         WHEREAS, Tenant has represented and warranted to Owner that all its business operations have been discontinued or disposed of and that Tenant is not in a position to continue with the Lease, and

         WHEREAS, based upon said representation and in order to avoid protracted litigation, the parties desire to terminate the Lease and to release each other from their respective obligations, upon the terms and conditions set forth herein,

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, each to the other in hand paid, IT IS AGREED as follows:

1. The Lease is hereby terminated, and the term demised brought to an end as of December 31, 2005 ("Cancellation Date") with the same effect as if the term of the Lease were, in and by the provisions of it, fixed to expire on the Cancellation Date, and not on September 30, 2011. Notwithstanding anything herein to the contrary, at Owner's election, in the event Owner enters into a lease with a third party for the demised premises, Owner may, upon fifteen (15) days notice to Tenant, recapture the demised premises at any time prior to the Cancellation Date and in such event the Cancellation Date shall be such earlier date on which Owner elects to recapture the demised premises.

2. Tenant shall surrender the demised premises to Owner in vacant, broom clean condition, with all of Tenant's furniture, fixtures and personal property removed from the demised premises on or before the Cancellation Date or such earlier time, as may be required pursuant to Paragraph 1 hereinabove. Provided Tenant delivers the demised premises (including the loading dock area) in vacant, broom clean condition, with its property removed, as aforesaid, Owner shall accept the demised premises in its current "as-is" condition and notwithstanding anything in the Lease to the contrary, Tenant shall have no obligation to repair or restore the demised premises, provided Tenant does not cause any further damage thereto during the period from the date hereof to the date the demised premises are legally surrendered to Owner. Until the demised premises are legally surrendered to Owner, Tenant shall maintain and keep in full force and effect insurance as required under the Lease and shall maintain utilities service to the demised premises. The parties agree that the demised premises shall be deemed to be legally surrendered on the cancellation date or such earlier time as may be required pursuant to Paragraph 1 hereof. In consideration of Owner's agreement to accept the demised premises in vacant, broom clean condition, with its property removed, and otherwise in its current as-is condition, Tenant shall pay Owner the sum of $2,727.01 simultaneously with the execution and delivery of this
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Surrender of Lease by Tenant and Owner, said sum shall be paid by official bank check or wire transfer of federal funds.

3. In consideration of Owner's agreement to terminate the Lease as of the Cancellation Date or on such earlier date as Owner may elect: (i) simultaneously with the execution and delivery of this Surrender of Lease by Tenant and Owner, Tenant shall prepay to Owner, Fixed Annual Rent and additional rent due under the Lease through and including the Cancellation Date in the stipulated and agreed upon aggregate sum of $122,272.99 (which sum shall not be adjusted if the Cancellation Date is earlier than December 31, 2005), said sum shall be paid by official bank check or wire transfer of federal funds, and (ii) Tenant hereby relinquishes all right, title and interest in and to the security deposit under the Lease in the amount of $85,485.42, and any interest earned thereon. Upon such payment and relinquishment, and the legal surrender of vacant, broom clean possession the demised premises, with Tenant's property removed as aforesaid, on the Cancellation Date or such earlier time as may be required pursuant to Paragraph 1 hereof, it is agreed that Tenant shall have no further obligation to Owner under of by reason of the Lease accruing from and after the Cancellation Date, or such earlier time as may be required pursuant to Paragraph 1 hereof.

4. This Surrender of Lease is submitted to the Tenant for signature with the understanding that it shall not bind the Owner unless and until it has been executed by the Owner and delivered to the Tenant or Tenant's attorney and Owner has received the payments provided for in Paragraphs 2 and 3 hereof.

5. This Surrender of Lease shall be binding upon the parties hereto, their successors and assigns.

6. Tenant agrees not to disclose the terms, covenants, conditions or other facts with respect to this Surrender of Lease, to any person, corporation, partnership, association, newspaper, periodical or other entity except pursuant to a valid business purpose or as required by law. This non-disclosure and confidentiality agreement shall be binding upon Tenant without limitation as to time.

7. Tenant represents that it has dealt with no broker in connection with this Surrender of Lease and agrees to indemnify, defend and hold Owner harmless from any and all claims of any broker arising out of or in connection with negotiations of, or entering into of, this Surrender of Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Surrender of Lease to be duly executed by their respective officers the day and year first above mentioned.

MACK-CALI SO. WEST REALTY ASSOCIATES L.L.C.

By:  Mack-Cali Realty L.P., member
By:  Mack-Cali Realty Corporation, general partner


By:  /s/ Michael Grossman
     -------------------------------------
         Executive Vice President


OPTICARE ACQUISITION CORP.

By:  /s/  Christopher J. Walls
     -------------------------------------
         Name:  Christopher J. Walls
         Title: President